10172 Linn Station Road
Louisville, Kentucky 40223
(502) 426-4800
Contact: Gregory A. Wells, Executive Vice President and CFO     Date: November 24, 2009

FOR IMMEDIATE RELEASE

NTS Realty Holdings Limited Partnership Announces Refinancing of Debt on Eight Multifamily Properties

Louisville, KY (November 24, 2009) (NYSE Amex: NLP) – NTS Realty Holdings Limited Partnership (the “Company”), through 8 newly formed wholly-owned subsidiaries, has executed a Mortgage Loan Application (the “Application”) with Holliday Fenoglio Fowler, L.P. (“HFF”) for 8 mortgage loans under The Federal Home Loan Mortgage Company (“Freddie Mac”) CME Program to refinance the Company’s existing mortgage loans in the aggregate amount of $140.0 million from The Northwestern Mutual Life Insurance Company (“Northwestern”). The Northwestern loans are scheduled to mature in the first quarter of 2015 and are secured by the Company’s Park Place, Willow Lake and Willows of Plainview properties located in Louisville, Kentucky, its Lake Clearwater and Castle Creek properties located in Indianapolis, Indiana, its Grove at Whitworth and Grove at Richland properties located in Nashville, Tennessee and its Grove at Swift Creek property located in Richmond, Virginia (the “Eight Properties”). Under the terms of the Application, it is intended that the new loans from HFF/Freddie Mac will be secured by the Eight Properties, be in the approximate aggregate amount of $156.0 million, carry a 5.40% fixed rate of annual interest, have a 30-year amortization and a 10-year term, which would extend the maturity date of the debt on the Eight Properties by an additional 5 years beyond the current maturity dates. Additionally, the Company has made deposits with HFF of approximately $3.2 million for the purpose of paying underwriting, application and commitment fees and to secure an early rate lock for the loans. The unapplied deposits may be partially refundable to the Company under certain circumstances in the event the loans are not completed.

The Company intends to use the proceeds of the new loans, in part, to retire the Northwestern loans (together with a prepayment premium in an amount equal to 3% of the aggregate outstanding principal balance of the Northwestern loans), to pay down the Company’s line of credit from PNC Bank, National Association, and to provide funds for working capital and for capital improvements at the Company’s existing multifamily and commercial properties.

Although the Company believes that it will be able to complete the refinancing of the Northwestern loans with HFF/Freddie Mac, there can be no assurance that HFF/Freddie Mac will issue commitments to make the new mortgage loans on the terms described in this release or on any other terms.

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About NTS Realty Holdings Limited Partnership

The Company directly, as a tenant in common with unaffiliated co-owners, or as a majority joint venture partner with an affiliate, currently owns twenty-four properties comprised of fourteen multifamily properties, seven office buildings and business centers and three retail properties.  The properties are located in and around Louisville and Lexington, Kentucky, Nashville and Cordova, Tennessee, Richmond, Virginia, Fort Lauderdale and Orlando, Florida, Indianapolis, Indiana and Atlanta, Georgia.  The Company’s limited partnership units are listed on the NYSE – Amex platform under the trading symbol of “NLP.”

Safe Harbor Under the Private Securities Litigation Reform Act of 1995

This press release contains forward looking statements that can be identified by the use of words like “believe,” “expect,” “may,” “could,” “intend,” “project,” “estimate,” or “anticipate.”  These forward looking statements, implicitly or explicitly, include assumptions underlying the statements and other information with respect to the Company’s beliefs, plans, objectives, goals, expectations, estimates, intentions, financial condition, results of operations, future performance and business, including its expectation of, and estimates with respect to, revenues, expenses, earnings, return of and on equity, return on assets, asset quality and other financial data and performance ratios.  Although the Company believes that the expectations reflected in its forward looking statements are reasonable, these statements involve risks and uncertainties which are subject to change based on various important factors, some of which are beyond the Company’s control.  Important factors that would cause actual results to differ materially from expectations are disclosed under “Risk Factors” and elsewhere in the Company’s most recent annual report on Form 10-K, which was filed on March 31, 2009, and registration statement on Form S-4, which became effective on October 27, 2004.

If one or more of the factors affecting forward looking information and statements proves incorrect, the Company’s actual results of operations, financial condition or prospects could differ materially from those expressed in, or implied by, the forward looking information and statements contained in this press release.

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